UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2016

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.
On October 24, 2016, Avista Corporation (Avista Corp. or the Company) filed with the Idaho Public Utilities Commission (IPUC), a settlement agreement between the Company and all of the other parties in its electric general rate case that, if approved by the IPUC, would conclude the Idaho electric general rate case that was originally filed in May 2016. New rates would take effect on January 1, 2017 under the settlement agreement.
If approved, the settlement agreement would increase annual electric base rates by 2.6 percent (designed to increase annual electric revenues by $6.3 million). The settlement revenue increase is based on a rate of return on rate base of 7.58 percent with a common equity ratio of 50 percent and a 9.5 percent return on equity.
In addition to the agreed-upon increase in electric revenues to recover costs primarily driven by Avista Corp.'s increased capital investments in infrastructure to serve customers, the settlement includes the continued recovery of approximately $4.1 million in costs related to the Palouse Wind Project through the Power Cost Adjustment mechanism rather than through base rates.
In Avista Corp.'s original request it requested an overall increase in base electric rates of 6.3 percent (designed to increase annual electric revenues by $15.4 million), effective January 1, 2017.
The original request was based on a proposed rate of return on rate base of 7.78 percent with a common equity ratio of 50 percent and a 9.9 percent return on equity.
The Company did not file an Idaho natural gas general rate case in May 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	October 27, 2016	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer